Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL THIRD QUARTER 2020 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, April 23, 2020 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the fiscal third quarter 2020.

Third Quarter 2020 Highlights

●	Sales of $71.0 million reflects shift to higher margin sales mix
●	EPS of $0.07 versus ($0.12) prior year
●	Net Income $1.9 million compared to Net Loss of ($3.2) million last year
●	EBITDA $4.7 million versus $0.3 million prior year
●	Free Cash Flow of $3.5 million
●	Net Debt reduced to $7.1 million, decrease of $35.0 million from prior year
●	Received cash proceeds of $7.6 million from facility sale

LSI generated improved profitability on modestly lower sales during the fiscal third quarter, given an increased focus on a higher-value sales mix, together with targeted, structural reductions in operating expenses. The Company reported net income of $1.9 million, or $0.07 per diluted share, in the fiscal third quarter, versus a net loss of ($3.2) million or ($0.12) per diluted share in the prior-year period. Fiscal third quarter results include a non-recurring $3.7 million pre-tax gain resulting from sale of the LSI North Canton, Ohio facility in March, 2020, as well as $0.7 million of restructuring expense. Excluding these recurring items, LSI reported an adjusted net loss of ($1.1) million, or ($0.04) per diluted share, compared to an adjusted net loss of ($2.2) million or ($0.08) per diluted share in the prior year period.

The Company reported fiscal third quarter adjusted EBITDA of $1.7 million, versus $0.7 million in the prior-year period. LSI generated free cash flow of $3.5 million in the third quarter, contributing to a further reduction in long-term debt outstanding during the period. As of March 31, 2020 LSI had total net debt of $7.1 million or 0.5x trailing twelve month Adjusted EBITDA. The schedule reconciling GAAP and non-GAAP financial results is included later in the release.

Within the Graphics Segment, sales increased on a year-over-year basis for the tenth consecutive quarter, supported by a combination of new and existing programs serving customers within the petroleum vertical. Within the Lighting segment, the continued migration toward a higher-value product mix resulted in slightly lower sales during the period, although segment operating income remained consistent with prior-year levels.

The Company declared a regular cash dividend of $0.05 per share payable May 12, 2020 to shareholders of record on May 4, 2020.

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “Our planned migration toward a higher-value sales mix continued to move forward during the third quarter, resulting in improved margin realization during the period. This sharpened commercial focus, combined with an increasingly lean cost structure, contributed to a material year-over-year improvement in gross margin rate, adjusted operating income and net income.

Within our Lighting Segment, we generated a 170 basis point year-over-year improvement in gross margin rate, while total segment sales declined 7%. Consistent with our go-to-market approach, project sales of higher margin outdoor products increased during the quarter, while sales for select, lower-margin indoor products declined, as expected. Our outdoor area lighting solutions generated double-digit sales growth during the period, given improved traction within the automotive vertical, which delivered a strong quarter. Several key new lighting products are scheduled for launch in the fiscal fourth quarter, targeting the petroleum, convenience store, warehousing and parking garage vertical markets, all important lighting solution applications for LSI.

The Graphics Segment delivered another consecutive quarter of growth as segment sales increased 10% during the period, contributing to improved operating income when compared to the prior year. Segment growth was attributable to increased activity in the petroleum vertical as several large, multi-year programs in various stages of implementation continue to move forward. Backlog within the petroleum vertical remains high versus historical levels and is expected to remain so well into fiscal 2021. More recently, in response to the COVID-19 pandemic, we were able to leverage our short lead-time capabilities to fill several emergency orders for social distancing graphics products across a wide selection of our customer base including petroleum, grocery and pharma.

Last week, we announced that a leading U.S. QSR restaurant chain awarded LSI new business valued at more than $100 million dollars over the program lifecycle, currently scheduled through 2022. Our customer recognizes the benefits of partnering with one company to perform the lead system integrator function at more than 6,000 U.S. locations – as we provide the capability to manufacture, install and manage post-sales support of this critical program.

Over the last year, we have taken decisive action to invest in new products, improve our commercial leadership, drive new business and reduce our cost structure. We recently hired a new commercial leader, increased our investment in marketing and product development and have accelerated our entire innovation process. As part of our longer-term plan to improve capacity utilization and strengthen our manufacturing and customer service capabilities, we sold two manufacturing facilities resulting in $20 million in total cash proceeds while realizing more than $4 million of total annualized cost savings. These changes allowed us to leverage our existing footprint in Ohio, Kentucky, North Carolina and Texas while strengthening our commitment to U.S. based manufacturing along with a diverse and redundant supply chain.

Our leadership team continues to closely monitor the COVID-19 pandemic. Looking forward, it is not yet possible to gauge the full impact of the situation on our markets and our company, given the uncertain duration of this challenge. Our internal task force remains focused on three main areas: Employee safety, customer service and support and cost-effective business continuity. We remain fully operational at all manufacturing facilities and practice safe engagement with our customers, agents and suppliers.

We enter this current challenge with a strong balance sheet, solid liquidity and a strong management team. We also have additional plans to reduce operating costs. Our actions have positioned LSI to confront the pandemic-related volatility in the market, while providing the ability to invest strategically as we look ahead to the next phase of growth. We will continue to collaborate closely with our partners and customers as we navigate the current environment and assess opportunities.”

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsi-industries.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13700841

Call Replay:	844-512-2921
Replay Passcode:	13700841

A replay of the conference call will be available between April 23, 2020 and May 7, 2020. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsi-industries.com.

ABOUT LSI INDUSTRIES

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,200 employees at seven manufacturing plants in the United States, including its corporate headquarters and international subsidiaries. Additional information about LSI is available at www.lsi-industries.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Financial Highlights

Three Months Ended March 31			(Unaudited)	Nine Months End March 31
2020	2019	% Change	(In thousands, except per share data)	2020	2019	% Change
$71,010	$72,832	-3%	Net Sales	$242,088	$247,330	-2%

2,631	(2,273)	n/m	Operating Income (Loss) as reported	11,230	(19,610)	n/m

(3,055)	368		Restructuring and plant closure costs (gains)	(7,367)	1,991
19	42		Severance costs	73	534
-	-		Goodwill Impairment	-	20,165
-	-		Transition and re-alignment costs	-	120

$(405)	$(1,863)	78%	Operating Income as adjusted	$3,936	$3,200	23%

$1,861	$(3,168)	n/m	Net Income (Loss) as reported	$8,079	$(17,201)	n/m

$(1,065)	$(2,170)	51%	Net Income as adjusted	$1,536	$908	69%

$0.07	$(0.12)	n/m	Earnings (Loss) per share (diluted) as reported	$0.31	$(0.66)	n/m

$(0.04)	$(0.08)	50%	(Loss) Earnings per share (diluted) as adjusted	$0.06	$0.03	100%

	(amounts in thousands)
	March 31,	June 30,
	2020	2019
Working Capital	$56,409	$71,105
Total Assets	$182,232	$201,100
Long-Term Debt	$7,919	$39,541
Other Long-Term Liabilities	$10,728	$1,747
Shareholders' Equity	$124,707	$119,937

Three Months Ended March 31, 2020 Results

Net sales for the three months ended March 31, 2020 were $71.0 million, down 3% from the three months ended March 31, 2019 net sales of $72.8 million. Lighting Segment net sales of $49.0 million decreased 7% and Graphics Segment net sales of $22.0 million increased 10% from last year’s third quarter net sales. The Company recorded pre-tax restructuring and plant closure net (gains) of ($3.1) million related to sale of its North Canton, Ohio facility. Net income for the three months ended March 31, 2020 was $1.9 million, or $0.07 per share, compared to net loss of ($3.2) million or ($0.12) per share for the three months ended March 31, 2019. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Nine Months Ended March 31, 2020 Results

Net sales for the nine months ended March 31, 2020 were $242.1 million, down 2% from the nine months ended March 31, 2019 net sales of $247.3 million. Lighting Segment net sales of $165.6 million decreased 7% while Graphics Segment net sales of $76.5 million increased 10% from last year’s net sales. The Company recorded pre-tax restructuring and plant closure net (gains) of ($7.4) million related to the sale of its North Canton, Ohio facility and the closure of its New Windsor, New York facility as well as costs incurred related to the realignment of its manufacturing footprint at its Houston, Texas facility. The realignment occurred as the result of the movement of equipment related to the closure of the New Windsor facility along with preparations to receive additional equipment resulting from the relocation of its North Canton, Ohio facility. The Company also recorded $0.1 million of severance costs. Net income for the nine months ended March 31, 2020 was $8.1 million or $0.31 per share, compared to net loss of ($17.2) million or $(0.66) per share for the nine months ended March 31, 2019. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2020 included current assets of $95.3 million, current liabilities of $38.9 million and working capital of $56.4 million, which includes cash of $0.8 million. The current ratio was 2.4 to 1. The balance sheet also included shareholders’ equity of $124.7 million and $7.9 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2020 payable May 12, 2020 to shareholders of record as of the close of business on May 4, 2020. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and nine months ended March 31, 2020 and 2019. Operating income, net income and earnings per share, which exclude the impact of restructuring and plant closure costs, severance costs, goodwill impairment charges, and transition and re-alignment costs are non-GAAP financial measures. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated along with the calculation of EBIDTA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Three Months Ended					Nine Months Ended
March 31					March 31
2020		2019		(In thousands, except per share data)	2020		2019
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income (loss) to adjusted net income		EPS		EPS
$1,861	$0.07	$(3,168)	$(0.12)	Net Income (Loss) as reported	$8,079	$0.31	$(17,201)	$(0.66)

(2,769)	(0.10)	115	-	Restructuring and plant closure (gains) costs	(5,995)	(0.23)	1,386	0.05

17	-	(14)	-	Severance costs	61	-	372	0.01

-	-	-	-	Goodwill Impairment	-	-	15,361	0.59

-	-	-	-	Transition and re-alignment costs	-	-	94	-

(174)	(0.01)	897	0.03	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	(609)	(0.02)	897	0.03

$(1,065)	$(0.04)	$(2,170)	$(0.08)	Net Income adjusted	$1,536	$0.06	$908	$0.03
NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended			(Unaudited; In thousands)	Nine Months End
March 31			EBITDA and Adjusted EBITDA	March 31
2020	2019	% Change		2020	2019	% Change
$2,631	$(2,273)	n/m	Operating Income (Loss) as reported	$11,230	$(19,610)	n/m

2,080	2,552		Depreciation and Amortization	6,631	7,787
$4,711	$279	n/m	EBITDA	$17,861	$(11,823)	n/m

(3,055)	368		Restructuring and plant closure costs (gains)	(7,367)	1,991
19	42		Severance costs	73	534
-	-		Goodwill impairment	-	20,165
-	-		Transition and re-alignment costs	-	120
$1,675	$689	n/m	Adjusted EBITDA	$10,567	$10,987	n/m

Three Months Ended			(Unaudited; In thousands)	Nine Months End
March 31			Free Cash Flow	March 31
2020	2019	% Change		2020	2019	% Change
$(3,806)	$(1,243)	n/m	Cash Flow From Operations	$17,097	$6,385	n/m

7,700	-		Proceeds from Sale of Facilities	20,032	-

(419)	(769)		Capital Expenditures	(1,538)	(2,348)
$3,475	$(2,012)	n/m	Free Cash Flow	$35,591	$4,037	n/m

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Condensed Consolidated Statement of Operations

Three Months Ended			Nine Months Ended
March 31		(Unaudited)	March 31
2020	2019	(In thousands, except per share data)	2020	2019
$71,010	$72,832	Net Sales	$242,088	$247,330

54,834	57,180	Cost of Products Sold	183,558	190,207
223	261	Restructuring Costs	758	792
11	54	Severance Costs	11	77

15,942	15,337	Gross Profit	57,761	56,254

17,032	17,515	Selling and Administrative Costs	55,045	54,990
(3,729)	107	Restructuring Costs	(8,576)	132
8	(12)	Severance Costs	62	457
-	-	Goodwill Impairment	-	20,165
-	-	Transition and re-alignment costs	-	120

2,631	(2,273)	Operating Income (Loss)	11,230	(19,610)

642	183	Other Expense	633	183
128	579	Interest Expense, net	792	1,712

1,861	(3,035)	Income (Loss) Before Taxes	9,805	(21,505)

-	133	Income Tax	1,726	(4,304)

$1,861	$(3,168)	Net Income (Loss)	$8,079	$(17,201)

		Weighted Average Common Shares Outstanding
26,301	26,132	Basic	26,250	26,083
26,623	26,132	Diluted	26,423	26,083

		Income (Loss) Per Share
$0.07	$(0.12)	Basic	$0.31	$(0.66)
$0.07	$(0.12)	Diluted	$0.31	$(0.66)

LSI Industries Inc. Fiscal 2020 and Third Quarter Results

April 23, 2020

Condensed Balance Sheet

	(amounts in thousands)
	March 31,	June 30,
	2020	2019
Current Assets (Less Assets Held for Sale)	$95,287	$103,468
Assets Held for Sale	-	7,512
Property, Plant and Equipment, net	24,703	31,976
Other Assets	62,242	58,144
Total Assets	$182,232	$201,100

Current Liabilities	$38,878	$39,875
Long-Term Debt	7,919	39,541
Other Long-Term Liabilities	10,728	1,747
Shareholders' Equity	124,707	119,937
	$182,232	$201,100